EXHIBIT 4.110

AMENDMENT NO. 1 TO SALE AND CONTRIBUTION AGREEMENT

This AMENDMENT No. 1 TO SALE AND CONTRIBUTION AGREEMENT, dated as of December 20, 2013 (this “Amendment”), is among Credit Acceptance Corporation, a Michigan corporation (“CAC”), and Credit Acceptance Funding LLC 2011-1, a Delaware limited liability company (“Funding”).

BACKGROUND

WHEREAS, CAC and Funding have entered into the Sale and Contribution Agreement dated as of October 6, 2011 (as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”);

WHEREAS, pursuant to Section 8.1 of the Agreement, the Agreement may be amended by CAC and Funding with the written consent of the Trust Collateral Agent;

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

AGREEMENT

SECTION 1. Definitions.  Capitalized terms defined or referenced in the Agreement and not otherwise defined or referenced herein are used herein as defined or referenced in the Agreement.

SECTION 2. Amendments.

2.1 The defined term "Subsequent Conveyed Property" appearing in Section 1.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Subsequent Conveyed Property” means, with respect to any Distribution Date and/or date of Dealer Collections Purchase, (i) the Loans added to Exhibit A hereto as of such date (including all rights of CAC under any Dealer Collections Purchase Agreement and any Purchased Loans and Related Security arising thereunder) and (ii) all Related Security with respect thereto.

2.2 Clauses (b), (c), (g) and (h) of Section 2.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(b)           CAC hereby further agrees that on each Distribution Date during the Revolving Period on which it decides to transfer additional Loans to Funding and the date of each Dealer Collections Purchase, in consideration of the payment described in Article III with respect to such Distribution Date, CAC shall, and CAC does hereby agree to convey, assign, sell and transfer to Funding, without recourse, except as set forth in this Agreement, all of its right, title and interest in and to the Subsequent Conveyed Property with respect to such Distribution Date.

(c)           CAC hereby further agrees that the above-described conveyances shall, without the need for any further action on the part of CAC or Funding, include (i) all rights arising after the end of the Revolving Period under any Dealer Loan included in the Initial Conveyed Property and Subsequent Conveyed Property, including, without limitation, a security interest in each Dealer Loan Contract securing such Dealer Loan, which rights are attributable to advances made under such Dealer Loan as the result of additional Dealer Loan Contracts being added after the last day of the last full Collection Period during the Revolving Period to the identifiable group of Contracts to which such Dealer Loan relates and (ii) all rights arising under any Dealer Collections Purchase Agreement, including any Purchased Loans and Related Security arising thereunder.

(g)           It is the express intent of CAC and Funding that the conveyance of the Loans and other Conveyed Property by CAC to Funding pursuant to this Agreement be construed as an absolute sale and conveyance of all of CAC's right, title and interest in and to such Loans and other Conveyed Property to Funding and that CAC relinquishes control over and all rights, title and interest (legal or equitable) in any Loan or other Conveyed Property immediately upon the transfer of each such Conveyed Property under this Agreement; except that, for the avoidance of doubt, CAC may  effect a Dealer Collections Purchase from time to time and will continue to service the Conveyed Property, in each case, in accordance with the terms of this Agreement and the Sale and Servicing Agreement.  Further, it is not the intention of CAC and Funding that such conveyance be deemed a grant of a security interest in the Loans and other Conveyed Property by CAC to Funding in the nature of a consensual lien securing an obligation.  However, notwithstanding the express intent of the parties, if and to the extent the transfer of any of the Loans or other Conveyed Property is for any purpose characterized as a collateral transfer for security or the transaction is characterized as a financing transaction, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC as enacted in the State of New York; and (ii) the conveyance by CAC provided for in this Agreement shall be deemed to be, and CAC hereby grants to Funding, a first priority, perfected security interest in, to and under and a lien on all of CAC’s right, title and interest in, to and under the Conveyed Property, to secure the obligation of CAC to pay to Funding an amount equal to the Issuer Secured Obligations.  CAC and Funding shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create such a security interest in the Loans and other Conveyed Property, such security interest would be a perfected security interest in favor of Funding under applicable law and will be maintained as such throughout the term of this Agreement.

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(h)           In connection with such conveyance, CAC agrees to deliver to Funding on the Closing Date and each Distribution Date on which Subsequent Conveyed Property are sold by CAC to Funding, as applicable, one or more computer files or microfiche lists containing true and complete lists of all Dealer Agreements, Purchase Agreements, Loans conveyed to Funding on the Closing Date, and all Contracts securing or evidencing all such Loans, identified by account number, dealer number and, for Contracts securing Dealer Loans, pool number.  Such file or list shall be marked as Exhibit A to this Agreement, shall be delivered to Funding as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement. Such Exhibit A shall be supplemented and updated on each Distribution Date in the Revolving Period on which additional Subsequent Conveyed Property is conveyed by CAC to Funding so that Exhibit A will describe all existing Loans, on an aggregate basis, which have been conveyed by CAC to Funding hereunder on and prior to said Distribution Date, and the related Dealer Agreements, the related Purchase Agreements and all Contracts securing or evidencing all such Loans (other than those that have been released from Collateral and those Dealer Loans that have been deemed to be satisfied pursuant to Section 4.18 of the Sale and Servicing Agreement).  Such updated Exhibit A shall be deemed to replace any existing Exhibit A as of such Distribution Date.   Furthermore, CAC agrees to supplement and update Exhibit A by delivering to Funding a copy of the list delivered pursuant to Section 4.18 of the Sale and Servicing Agreement, identifying the Purchased Loan Contracts and related Subsequent Conveyed Property identified therein arising from a Dealer Collections Purchase.

2.3 The following new Section 3.3 is hereby added to the Agreement:

SECTION 3.3                                Dealer Collections Purchases.   During its ordinary course of business in managing its serviced portfolio of dealer loans, CAC may from time to time agree to enter into an agreement (a “Dealer Collections Purchase Agreement”) with a Dealer, pursuant to which the Dealer agrees to sell and assign to CAC all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing the related Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”).  On the date of each Dealer Collections Purchase, CAC will pay the applicable Dealer under a Dealer Collections Purchase Agreement the applicable purchase price specified therein (the “Dealer Collections Purchase Price”).  Upon such payment, the related Dealer Loans (including the rights to the related Dealer Loan Collections thereunder) shall be deemed to be satisfied and pursuant to Section 2.1(b) of this Agreement the Dealer Loan Contracts previously securing such Dealer Loans shall be automatically assigned by CAC to Funding as Purchased Loan Contracts and the loans thereunder shall be deemed Purchased Loans.  Funding agrees to accept the assignment of the Purchased Loans and Purchased Loan Contracts arising from the satisfaction of a Dealer Loan resulting from a Dealer Collections Purchase by CAC in satisfaction of such Dealer Loan secured by the related Dealer Loan Contracts.  The consideration for the conveyance from CAC to Funding of the Purchased Loan Contracts and Purchased Loans arising under the related Dealer Collections Purchase Agreement and other related Subsequent Conveyed Property will be (i) the satisfaction of the Dealer Loans previously secured by such Purchased Loan Contracts as provided herein, plus (ii) an increase in the value of CAC’s membership interest in Funding (which constitutes and will constitute all of the equity interests issued by Funding) that results from such conveyance.

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2.4 Section 5.1(e) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(e)           Preservation of Security Interest.  CAC will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and perfect the security interest of Funding in, to and under the Conveyed Property.  CAC will maintain possession of, or control over, the Dealer Agreements, Purchase Agreements and the Contract Files and Records, as custodian for the Trust and the Trust Collateral Agent, as set forth in Section 3.03(a) of the Sale and Servicing Agreement. CAC, as Servicer, will comply with its covenants under Section 4.06(a)(v) of the Sale and Servicing Agreement.

2.5 Clause (c) of Section 5.2 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(c)           No Instruments.  CAC shall take no action to cause any Loan to be evidenced by any instrument (as defined in the UCC as in effect in the relevant jurisdictions), except for instruments obtained with respect to defaulted Loans that are in the possession, or under the control, of the Servicer in its capacity as custodian for the Trust and the Trust Collateral Agent.

2.6 Section 5.2 of the Agreement is hereby amended by adding the following new clause (i) therein:

(i)           Electronic Chattel Paper.  Prior to the first date on which any Contracts constituting electronic chattel paper are transferred to Funding, the following conditions must be satisfied:

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(A)           with respect to each Rating Agency, either (a) written confirmation to the Indenture Trustee by such Rating Agency that transfer of electronic chattel paper from CAC to the Seller and from the Seller to the Issuer will not itself cause such Rating Agency to downgrade or withdraw its rating assigned to the Class A Notes or the Class B Notes or (b) such Rating Agency shall have been given notice of such transfer at least ten (10) days prior to the occurrence of the first such transfer and such Rating Agency shall not have issued any written notice to the Indenture Trustee that the occurrence of such transfer will itself cause such Rating Agency to downgrade or withdraw its rating assigned to the Class A Notes or the Class B Notes; and

(B)           if and to the extent requested by any Rating Agency, such Rating Agency shall have received an Opinion of Counsel (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specified procedures are followed by CAC, the security interest (as defined in the UCC) of CAC in the electronic chattel paper will be perfected by "control" within the meaning of the UCC.

Thereafter, satisfaction of the conditions set forth in this clause (i)(A) and (B) shall not be required for any subsequent transfers of Contracts constituting electronic chattel paper to Funding.

2.7 Clause (xii) of Section 5.3(a) of the Agreement is hereby amended in its entirety and as so amended shall read as follows::

(xii)           the failure of a Contract File to contain the relevant original or "authoritative copy" of the Contract (other than pursuant to the provisos in Section 4.1(g) or Section 5.2(a)).

2.8 Exhibit B to the Agreement is hereby amended in its entirety and as so amended shall read as Exhibit B appearing in Annex 1 hereto.

SECTION 3. Effect of Amendment.  Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect and each reference to the Agreement and words of similar import in the Agreement, as amended hereby, shall be a reference to the Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 4. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart.

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SECTION 5. Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6. Execution, Delivery and Validity.  Each party hereto represents and warrants to each other party hereto that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

SECTION 7. Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8. Miscellaneous.  The Agreement, as supplemented and amended by this Amendment, is in all respects hereby adopted, ratified and confirmed.

[Signatures begin on the following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CREDIT ACCEPTANCE CORPORATION

By: /s/ Douglas W. Busk

Name:         Douglas W. Busk
Title:           Senior Vice President and
    Treasurer

CREDIT ACCEPTANCE FUNDING LLC 2011-1

By:  /s/ Douglas W. Busk

Name:          Douglas W. Busk
Title:            Treasurer

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Amendment No. 1 to Sale and Contribution Agreement

Consented and Acknowledged:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trust Collateral Agent

By: /s/ Julie Tanner Fischer

Name: Julie Tanner Fischer
Title: Vice President

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Amendment No. 1 to Sale and Contribution Agreement

Annex 1

EXHIBIT B
to
Sale and Contribution Agreement

Perfection Representations, Warranties And Covenants

In addition to the representations, warranties and covenants contained in the Agreement, CAC hereby represents, warrants, and covenants to Funding as follows on the Closing Date and on each Distribution Date on which Funding purchases Loans, in each case only with respect to the Conveyed Property conveyed to Funding on such Closing Date or the relevant Distribution Date:

General

1.           This Agreement creates a valid and continuing security interest (as defined in UCC Section 9-102) in the Conveyed Property in favor of Funding, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from and assignees of CAC.

2.           Each Contract constitutes “tangible chattel paper”, “electronic chattel paper,” or a “payment intangible”, within the meaning of UCC Section 9-102.  Each Dealer Loan constitutes a “payment intangible” or a “general intangible” within the meaning of UCC Section 9-102.

3.           Each Dealer Agreement and Purchase Agreement constitutes either a “general intangible” or “tangible chattel paper” within the meaning of UCC Section 9-102.

4.           There is only one original executed copy of each “tangible record” constituting or forming a part of each Contract that is tangible chattel paper and a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of each electronic record constituting or forming a part of each Contract that is electronic chattel paper.

5.           CAC has taken or will take all necessary actions with respect to the Loans to perfect Funding’s security interest in the Loans and in the property securing the Loans.

Creation

1.           CAC owns and has good and marketable title to the Initial Conveyed Property or Subsequent Conveyed Property, as applicable, free and clear of any Lien, claim or encumbrance of any Person, excepting only (i) liens that will be terminated or amended on the Closing Date or each Distribution Date during the Revolving Period, as applicable, to reflect a release of the Initial Conveyed Property or Subsequent Conveyed Property, as applicable, and (ii) liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Lien attaches is not impaired during the pendency of such proceeding.

Perfection

1.           CAC has caused or will have caused, within ten days after the effective date of the Indenture, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the contribution and sale of the Conveyed Property from the Originator to Funding, the transfer and sale of the Seller Property from the Seller to the Issuer, and the security interest in the Collateral granted to the Indenture Trustee under the Indenture.

2.           With respect to Seller Property that constitutes tangible chattel paper, such tangible chattel paper is in the possession of the Servicer, in its capacity as custodian for the Trust and the Trust Collateral Agent, and the Trust Collateral Agent has received a written acknowledgment from the Servicer, in its capacity as custodian, that it is holding such tangible chattel paper solely on its behalf and for the benefit of the Trust Collateral Agent, the Seller, the Trust and the relevant Dealer(s).

With respect to Seller Property that constitutes electronic chattel paper, the Servicer, in its capacity as custodian for the Trust and the Trust Collateral Agent, and the Trust Collateral Agent has received a written acknowledgment from the Servicer that it, maintains control over such electronic chattel paper, as defined in Section 9-105 of the UCC, for the benefit of the Trust Collateral Agent, the Seller and the Trust.

All financing statements filed or to be filed against CAC in favor of Funding in connection with this Sale and Contribution Agreement describing the Conveyed Property contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

Priority

1.           None of CAC, the Servicer nor Funding has authorized the filing of, or is aware of any financing statements against either Funding, CAC or the Trust that includes a description of the Conveyed Property and proceeds related thereto other than any financing statement:  (i) relating to the transfer of Conveyed Property by the Originator to the Seller under the Sale and Contribution Agreement, (ii) relating to the transfer to the Trust under the Sale and Servicing Agreement, (iii) relating to the security interest granted to the Indenture Trustee under the Indenture; or (iv) that will be terminated or amended to reflect a release of the Conveyed Property.  Other than the security interest granted to Funding pursuant to this Sale and Contribution Agreement, CAC has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Conveyed Property.

2.           Neither the Seller, the Originator nor the Trust is aware of any judgment, ERISA or tax lien filings against either the Seller, the Originator or the Trust.

3.           None of the tangible chattel paper or electronic chattel paper that constitutes or evidences the Contracts, the Dealer Agreements or the Purchase Agreements has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than CAC, the Servicer, Funding, the Trust, a collection agent or the Trust Collateral Agent.

Survival of Perfection Representations

1.           Notwithstanding any other provision of this Agreement, the Sale and Servicing Agreement, the Indenture or any other Basic Document, the perfection representations, warranties and covenants contained in this Exhibit shall be continuing, and remain in full force and effect (notwithstanding any replacement of the Servicer or termination of Servicer’s rights to act as such) until such time as all obligations under the Sale and Servicing Agreement, Sale and Contribution Agreement and the Indenture have been finally and fully paid and performed.

No Waiver

1.           The parties hereto: (i) shall not, without obtaining a confirmation of the then-current rating of the Class A and Class B Notes, waive any of the perfection representations, warranties or covenants; (ii) shall provide the Rating Agencies with prompt written notice of any breach of the perfection representations, warranties or covenants, and shall not, without obtaining a confirmation of the then-current rating of the Class A and Class B Notes as determined after any adjustment or withdrawal of the ratings following notice of such breach, waive a breach of any of the perfection representations, warranties or covenants.